EXHIBIT 99.4

TRANSACTION SYSTEMS ARCHITECTS, INC.
UNAUDITED PRO FORMA FINANCIAL INFORMATION

On September 29, 2006, Transaction Systems Architects, Inc. (“TSA”) completed the acquisition of P&H Solutions, Inc. (“P&H”). The unaudited pro forma combined condensed statements of income for the nine months ended June 30, 2006 and the year ended September 30, 2005 give effect to the acquisition of P&H as if it had occurred on October 1, 2004 for purposes of the combined condensed statements of income. The unaudited pro forma information is based on the historical consolidated financial statements of TSA and those of P&H, as described in the pro forma financial statements, under the purchase method of accounting and the adjustments as described in the accompanying notes to the unaudited pro forma combined condensed financial statements. The pro forma combined condensed statements of income and accompanying notes are qualified in their entirety and should be read in conjunction with the historical consolidated financial statements of TSA and those of P&H. P&H was included in the consolidated balance sheet of TSA at September  30, 2006 included in the TSA Annual Report on Form 10-K for the fiscal year ended September 30, 2006.

The pro forma adjustments are based on estimates and assumptions that TSA believes are reasonable. The allocation of the purchase price to specific assets and liabilities was based, in part, upon outside appraisals of the fair value of certain assets of P&H.

The pro forma combined condensed financial information has been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. The pro forma combined condensed financial information is intended for informational purposes only and is not necessarily indicative of the future results of operations of the consolidated company after the acquisition, or of the results of operations of the consolidated company that would have actually occurred had the acquisition been effected as of the dates indicated above.

PROFORMA COMBINED CONDENSED STATEMENT OF INCOME
For the year ended September 30, 2005
(unaudited)
(in thousands, except share data)

	Transaction Systems Architects, Inc. Historical	P&H Solutions, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues	$313,237	$32,594	$—		$345,831

Expenses:
Cost of software license fees, maintenance and services	85,003	5,859			90,862
Research and development	39,688	12,564			52,252
Selling and marketing	65,612	5,358			70,970
General and administrative	58,683	5,082	7,336	(a)	72,021
			2,011	(b)
			(1,091	)(d)
Total expenses	248,986	28,863	8,256		286,105

Operating income	64,251	3,731	(8,256)		59,726

Interest and other income (expense)	1,652	(305)	(3,079	)(c)	(1,417)
			315	(d)

Income before income taxes	65,903	3,426	(11,020)		58,309

Income tax (provision) / benefit	(22,804)	(95)	3,099	(e)	(19,800)

Net income	$43,099	$3,331	$(7,921)		$38,509

Earnings per share
Basic	$1.14				$1.02
Diluted	$1.12				$1.00

See accompanying notes to the proforma financial information.

PROFORMA COMBINED CONDENSED STATEMENT OF INCOME
For the nine months ended June 30, 2006
(unaudited)
(in thousands, except share data)

	Transaction Systems Architects, Inc. Historical	P&H Solutions, Inc. Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues	$259,672	$28,542	$—		$288,214

Expenses:
Cost of software license fees, maintenance and services	81,667	6,377			88,044
Research and development	29,921	9,927			39,848
Selling and marketing	48,437	4,030			52,467
General and administrative	48,410	4,622	5,473	(a)	58,820
			1,508	(b)
			(1,200	)(d)
			7	(f)
Total expenses	208,435	24,956	5,788		239,179

Operating income	51,237	3,586	(5,788)		49,035

Interest and other income (expense), net	5,789	(280)	(3,362	)(c)	2,416
			269	(d)

Income before income taxes	57,026	3,306	(8,881)		51,451

Income tax (provision) / benefit	(4,321)	1,261	905	(e)	(2,155)

Net income	$52,705	$4,567	$(7,976)		$49,296

Earnings per share
Basic	$1.41				$1.32
Diluted	$1.38				$1.29

See accompanying notes to the proforma financial information.

NOTES TO PROFORMA COMBINED CONDENSED FINANCIAL STATEMENTS (Unaudited)

The unaudited pro forma combined condensed financial statements of TSA have been prepared on the basis of assumptions relating to the allocation of consideration paid to the acquired assets and liabilities of P&H based on their estimated fair values at the date of acquisition. The table below sets forth the preliminary purchase price allocation, which may change due to the finalization of bad debt reserves and escrow distributions, as of the closing balance sheet date of September 29, 2006 (in thousands):

Current assets:
Billed receivables, net of allowances	$6,131
Accrued receivables	1,782
Other	3,730
Noncurrent assets:
Property and equipment	5,317
Developed technology	24,550
Goodwill	99,180
Customer relationships, noncompetes, and other intangible assets	25,134
Other	12,092
Total assets acquired	177,916

Current liabilities	22,340
Long-term liabilities	21,831
Total liabilities assumed	44,171

Net assets acquired	$133,745

Proforma Adjustments:

(a)          Adjustment represents amortization of acquired identifiable intangibles of P&H based on estimated lives with a weighted average of 6.2 years. All intangibles amortization is included in general and administrative expense. Goodwill is accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets.

(b)         Adjustment represents depreciation of acquired fixed assets of P&H based on estimated useful lives with a weighted average of 3.8 years. The Company uses the straight line depreciation method for this presentation. All depreciation is included in general and administrative expense.

(c)          Adjustment represents interest expense incurred as a result of long-term borrowings of $75 million at an interest rate based on LIBOR plus an appropriate margin as defined by the revolving Credit Agreement, the proceeds of which were used to finance the acquisition of P&H and to pay costs related to the initiation of the credit facility. The effect of this long-term borrowing would have resulted in a decrease to net income of $1.9 million, net of tax, for the year ended September 30, 2005 and $2.1 million, net of tax, for the nine months ended June 30, 2006.

(d)         Adjustment represents elimination of interest expense incurred by P&H as a result of paying off an investor loan at the time of acquisition. The effect of this would have resulted in an increase to net income of $0.3 million for the year ended September 30, 2005 and $0.3 million for the nine months ended June 30, 2006. Also, an additional adjustment under general and administrative expense represents the elimination of historical depreciation and amortization expenses. The effect of this would have resulted in an increase to net income of $1.1 million for the year ended September 30, 2005 and $1.2 million for the nine months ended June 30, 2006.

(e)          Adjustments to the income tax provision relate to adjusting the historical income tax provision and providing for income taxes on the pro forma adjustments listed above at the top statutory federal and/or state tax rates applicable to the specific adjustment and the tax jurisdiction(s) in which the entity is located.

(f)            Adjustment represents stock based compensation expense assuming the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment under the modified prospective method by P&H on October 1, 2005.